EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces First Quarter 2008 Earnings

Austin, Texas, May 7, 2008 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today first quarter 2008 consolidated net earnings of $14.4 million, or $4.07 per diluted Class A share, compared with consolidated net earnings of $18.7 million, or $5.23 per diluted Class A share, reported for the first quarter ended March 31, 2007.  The Company's book value per share at March 31, 2008 increased to $283.27.

Operating revenues, excluding realized investment gains and losses and derivative losses, totaled $123.2 million for the quarter ended March 31, 2008, an increase of 4% from revenues of $118.5 million reported in the first quarter of 2007. Mr. Moody observed, “We continue to see our business lines growing nicely. Life insurance sales were up 20% in the first quarter over the prior year and for the first time in awhile we enjoyed an increase in annuity sales which were 3% higher in the first quarter compared to the first quarter of 2007.” Mr. Moody added that the Company’s net investment income, excluding derivative losses (1), increased to $84.0 million for the quarter ended March 31, 2008, compared to $81.6 million in the first quarter of 2007. “While we continuously monitor our investment portfolio, particularly in this tough credit market, for possible impairment issues under the accounting rules, we are at the same time pleased with the investment performance of our portfolio and the absence of significant writedowns in our financial statements over the past several years,” Mr. Moody noted.

Mr. Moody stated that the Company’s first quarter of 2008 earnings were impacted by the ongoing low interest rate environment combined with volatile equity markets which affects products of the Company with equity crediting rate features tied to stock market performance. “The combination of low interest rates and an equity market subject to wide swings not only puts pressure on our interest rate spreads, but also requires us to recognize a higher level of amortization of our deferred policy acquisition costs, “ Mr. Moody indicated. He reported that in addition to the decreased margin of investment earnings over interest credited to policyholders amortization expense was $2.5 million higher in the first quarter of 2008 compared to 2007.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 10,900 contracted independent agents, brokers and consultants, and at March 31, 2008, maintained total assets of nearly $6.9 billion, stockholders' equity in excess of $1.0 billion, and life insurance in force of approximately $17.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

(1)
The Company considers net investment income, excluding derivative losses, a useful measurement of the Company’s underlying investment portfolio performance by removing the volatility due to changes in fair values of derivative instruments. As net investment income, excluding derivative losses, is considered a non-GAAP financial measure, the following reconciliation is provided.

(S’s in millions)	Three Months Ended March 31,
	2008	2007
Net investment income	$59.4	77.0
Derivative loss	(24.6)	(4.6)
Net investment income
excluding derivative loss	84.0	81.6

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Revenues, excluding realized investment
gains (losses) and derivative loss	$123,238	118,466
Derivative loss	(24,557)	(4,595)
Realized gains (losses) on investments	(44)	241
Total revenues	$98,637	114,112

Earnings:
Earnings from operations	$14,475	18,515
Net realized gains (losses) on investments	(29)	157
Net earnings	$14,446	18,672

Net earnings attributable to Class A shares	$14,037	18,142

Basic Earnings Per Class A Share:
Earnings from operations	$4.11	5.26
Net realized gains (losses) on investments	(0.01)	0.04
Net earnings	$4.10	5.30

Basic Weighted Average Class A Shares	3,423	3,421

Diluted Earnings Per Class A Share:
Earnings from operations	$4.08	5.19
Net realized gains (losses) on investments	(0.01)	0.04
Net earnings	$4.07	5.23

Diluted Weighted Average Class A Shares	3,447	3,469

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com